Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

300 SOUTH GRAND AVENUE LOS ANGELES, CALIFORNIA 90071-3144 TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com November 13, 2013	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS

FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

                                Re: Registration Statement on Form S-8 of FTD Companies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to FTD Companies, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8, filed on the date hereof by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the registration of 401,518 shares (the “ICP Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), issuable pursuant to the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “ICP”) and 100,379 shares of Common Stock (collectively with the ICP Shares, the “Shares”) issuable pursuant to the FTD Companies, Inc. Amended and Restated 2013 Employee Stock Purchase Plan (collectively with the ICP, the “Plans,” and each, a “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (iii) the Second Amended and Restated Bylaws of the Company, as currently in effect, as certified by Scott D. Levin, Secretary of the Company; (iv) the Plans; (v) the standard forms of equity award agreements entered into between the Company and the participants receiving equity-based awards under the Plans; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plans and the filing of the Registration Statement, as certified by Scott D. Levin, Secretary of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have also assumed that each award agreement setting forth the terms of each grant of awards under the respective Plans is consistent with the applicable Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to such Plans will be in an amount at least equal to the par value of such Shares.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent relevant, reported judicial or regulatory determinations interpreting such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions stated herein. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when the Registration Statement becomes effective under the Act and the Shares have been issued, delivered and paid for by the participants in accordance with the terms and conditions of the Plans and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP